Exhibit 99
For more information:
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV SIGNS FIVE-YEAR SUPPLY AGREEMENT WITH CATERPILLAR
Grand Rapids, MN (Sept. 29, 2005) — ASV, Inc. (NASDAQ: ASVI) announced today it has signed a five-year supply agreement with Caterpillar Inc. (NYSE: CAT), effective November 1, 2005. The new supply agreement builds on the success the two companies have created in the rubber track loader market from their original alliance agreement, which expires October 31, 2005.
Key Terms of the New Supply Agreement:
Scope:
•	Consistent with the original alliance agreement, Caterpillar will purchase from ASV 100% of its undercarriage requirements for current and specified future Caterpillar Multi-Terrain Loaders (MTLs), as defined.

•	If Caterpillar chooses to manufacture MTLs outside North America for non-North American markets, Caterpillar will purchase from ASV 100% of its undercarriage requirements for these MTLs, provided ASV meets the Capacity Requirements and the Local Requirements, as defined, for the applicable geographic area.

•	Should ASV choose not to supply undercarriages to Caterpillar for these non-North American sales, ASV would grant a royalty-bearing license to Caterpillar to use ASV’s intellectual property to manufacture undercarriages for use on MTLs manufactured outside North America for the non-North American markets.

•	Caterpillar will continue to purchase 100% of its requirements for proprietary OEM aftermarket service parts from ASV.

•	ASV will continue to be allowed to sell its rubber track undercarriages to other equipment manufacturers for machines that do not compete with Caterpillar’s Multi-Terrain Loaders.

•	ASV will continue to utilize Caterpillar components in the manufacture of ASV’s products.
Pricing:
•	There will be no change to the current MTL undercarriage pricing through December 31, 2005.

•	Starting in 2006, ASV is expected to earn gross profit percentages on the sale of its undercarriages similar to those expected, had the original alliance agreement with Caterpillar been extended to 2006.

•	With the expected increased volume of service parts, ASV has agreed to accept a lower gross margin on the sale of those service parts, effective November 1, 2005.

•	ASV anticipates the impact of the new supply agreement may reduce its overall gross profit percentage for 2006 between zero and two percentage points.
Term:
•	The agreement will commence on November 1, 2005 and will continue through November 1, 2010.

•	The agreement will automatically renew for successive one-year renewal terms unless either party provides at least six months prior written notice of termination.

“We have signed a new supply agreement with Caterpillar and are pleased to continue providing Caterpillar with our industry leading rubber track undercarriages,” said ASV Chairman and CEO Gary Lemke. “We believe the continuation of our long-standing relationship further validates both the potential of the rubber track loader market and ASV’s patented undercarriage technology.”
Along with the new supply agreement, ASV and Caterpillar have also entered into a Registration Rights Agreement that provides Caterpillar registration rights for shares of unregistered ASV common stock it currently holds. However, so long as the supply agreement remains in effect, Caterpillar will not sell or dispose of any of its ASV shares prior to January 1, 2009.
“The extension of our relationship reflects the continued confidence Caterpillar has in ASV and its undercarriage technology,” commented Edward Rapp, Vice President of Caterpillar’s Building Construction Products Division. “This agreement builds upon a strong alliance between Caterpillar and ASV which positions us to enhance our solid position in the growing rubber track loader market.”
The new supply agreement and the Registration Rights Agreement replace all agreements previously entered into between the two companies. Under the Registration Rights Agreement, Caterpillar will retain its ability to designate members to ASV’s Board of Directors in proportion to its ownership of shares in ASV.
About Caterpillar
For 80 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2004 sales and revenues of $30.25 billion, Caterpillar Inc. is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s supply agreement with Caterpillar, including the anticipated models, gross profit expectations and discount levels, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the undercarriages, unanticipated delays, costs or other difficulties in the manufacture of the undercarriages, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the products, market acceptance of the products, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.